UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
Amendment No 1.

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
 SECURITIES EXCHANGE ACT OF 1934
Golden Ocean Group Limited
(Exact Name of Registrant as Specified in Its Charter)
Bermuda	N/A
(State of Incorporation or Organization)	(IRS Employer Identification No.)
Par-la-Ville Place 14 Par-la-Ville Road Hamilton, Bermuda
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.05 par value	Nasdaq Global Select Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box.
Securities Act registration statement file number to which this form relates: (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Explanatory Note
This Amendment No. 1 (this "Amendment") to Form 8-A amends the information set forth in the Registration Statement on Form 8-A, filed with the U.S. Securities and Exchange Commission (the "Commission") on February 4, 1997 by Golden Ocean Group Limited (then named Knightsbridge Tankers Limited) (the "Company").
No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Company's common stock (the "Common Stock").
Item 1.	Description of Registrants Securities to be Registered.
The description of capital stock set forth under the caption "Item 10. Additional Information—B. Memorandum and Articles of Association" in the Company's Annual Report on Form 20-F for the year ended December 31, 2015, as filed with the Commission on April 14, 2016, and as subsequently amended, is incorporated herein by reference.
A reverse stock split (the "Reverse Stock Split") of the Company's Common Stock became effective on August 1, 2016 (the "Effective Date").  Pursuant to the Reverse Stock Split, every five shares of Common Stock issued and outstanding on the Effective Date was combined into one share of Common Stock, and the authorized shares of Common Stock was reduced from 600,000,000 to 120,000,000.  The par value of each issued share was increased from $0.01 per share to $0.05 per share.  Other than as described herein, after the Reverse Stock Split, the Company's Common Stock has the same proportional voting rights, rights to dividends and distributions and will be identical in all other respects to the Common Stock prior to the effectiveness of the Reverse Stock Split.

Item 2.	Exhibits.
The following exhibits are filed as part of this registration statement:
No.	Exhibit
3.1
Memorandum of Association of the Company, as may be amended and supplemented from time to time (incorporated herein by reference to Exhibit 3.1 of the Company's Registration Statement on Form F-3, File No. 333-164007, filed with the Commission on December 24, 2009).

3.2	Certificate of Name Change of the Company (incorporated herein by reference to Exhibit 1.2 of the Company's Annual Report on Form 20-F, filed with the Commission on April 29, 2015).
3.3	Certificate of Change of Share Capital (incorporated herein by reference to Exhibit 1.3 of the Company's Annual Report on Form 20-F, filed with the Commission on April 29, 2015).
3.4	Amended and Restated Bye-Laws of the Company (incorporated herein by reference to Exhibit 1.4 of the Company's Annual Report on Form 20-F, filed with the Commission on April 29, 2015).
4.1	Form of Common Share Certificate of the Registrant.

The Registrant does not intend to amend this Form 8-A/A solely to report changes to the par value of its Common Stock, which changes will be reported in current or periodic reports pursuant to the Securities Exchange Act of 1934.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Dated: August 1, 2016	GOLDEN OCEAN GROUP LIMITED

	By:	/s/ Per Heiberg
		Name:	Per Heiberg
		Title:	Principal Financial Officer